UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 28, 2007

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Light Street, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 28, 2007, Legg Mason, Inc. (the “Company”) entered into a total return swap arrangement with Barclays Bank, PLC (the “Bank”) pursuant to which  the Bank purchased securities issued by three structured investment vehicles from a liquidity fund managed by a subsidiary of the Company.  The securities, $440 million, $155 million and $295 million in face amount of commercial paper issued by K2 (USA) LLC, Whistlejacket Capital Ltd. and White Pine Finance LLC, respectively (collectively, the “Securities”), were purchased by the Bank for cash at an aggregate price of $832 million.  In addition, the Company reimbursed the fund for the $58 million difference between the fund’s amortized cost and the purchase price.  Under the swap, Legg Mason will pay to the Bank any losses (including losses incurred through a sale of the Securities or through principal not being repaid at maturity) the Bank incurs from its ownership of the Securities and a return on the purchase price paid for the Securities equal to the one-month LIBOR rate plus 1%, and the Bank will pay to Legg Mason any principal and interest it receives on the Securities in excess of the price it paid for the Securities.  The swap arrangement terminates in November 2008; however the Company may elect to earlier terminate the swap arrangement at any time.  The Bank may elect to earlier terminate the swap arrangement in certain circumstances, including if an event has a material adverse effect on the Company’s business or financial condition, if the credit ratings of the Company’s senior debt are reduced below BBB by Standard & Poor’s or Baa2 by Moody’s Investors Services or if the Company does not maintain, on a consolidated basis, at least $250 million in aggregate cash and cash equivalents plus amounts available to be borrowed under revolving credit facilities.  Upon a termination of the swap arrangement, any outstanding Securities will be sold at market prices and the Company will be responsible to reimburse the Bank for any losses the Bank incurs in the sale. To secure its obligations under the arrangement, Legg Mason has provided $83 million in cash collateral to collateralize the swap, which may be increased or decreased based on changes in the market value of the Securities or upon any maturity of, or default under, any of the Securities.

As a result of the total return swap transaction, Legg Mason currently expects, based on current market conditions and prices, to incur a charge in the quarter ended December 31, 2007, of approximately $10 million ($3 million after tax and after giving effect to related adjustments under a revenue sharing agreement with a Legg Mason subsidiary).  This charge reflects costs expected to be accrued in the quarter as a result of the total return swap as well as decreases in the fair value of the Securities through December 27, 2007. Attached hereto as Exhibit 99.1 and incorporated herein by reference is a press release announcing the total return swap arrangements and certain other actions that the Company has taken to provide support to liquidity funds managed by its subsidiary.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 28, 2007, the Company entered into the total return swap transaction discussed above in Item 1.01. Under the swap arrangement, Legg Mason will pay to the Bank any losses (including losses incurred through a sale of the Securities or through principal not being repaid at maturity) the Bank incurs from its ownership of the Securities and a return on the price paid for the Securities equal to the one-month LIBOR rate plus 1%, and the Bank will pay to Legg Mason any principal and interest it receives on the Securities in excess of the price it paid for the Securities.  The maximum future amount that the Company could be required to pay under the total return swap arrangements would be the aggregate price paid by the Bank for the Securities of $832 million plus financing costs.

Item 8.01

Other Events

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, a subsidiary of the Company manages certain liquidity funds that have invested in asset-backed commercial paper, including securities issued by structured investment vehicles, that has been affected by conditions in the fixed income markets.  In response to this, during the quarter ending December 31, 2007, the Company has procured several forms of credit and other support for certain of these funds.  The support provided to date has consisted of (i) procuring letters of credit from unaffiliated banks in an aggregate amount of $335 million supporting two securities held by two funds, (ii) entering into a capital support agreement with one fund pursuant to which the Company has agreed to provide up to $15 million in capital contributions to the fund if it recognizes losses from certain investments or continues to hold the underlying securities at the expiration of the one-year term of the agreement and, at the applicable time, the fund's net asset value is less than a specified threshold,  (iii) purchasing Canadian conduit securities from a Canadian fund, (iv) entering into the total return swap transaction discussed above and (v) purchasing certain non-bank sponsored structured investment vehicle-issued securities from a fund.  Attached hereto as Exhibit 99.1 and incorporated herein by reference is a press release summarizing the Company’s current expectations, based on current market conditions and prices, as to the impact of all of this support on its earnings for the quarter ending December 31, 2007.  Attached hereto as Exhibit 99.2 and incorporated herein by reference is a schedule further summarizing the Company’s current expectations, based on current market conditions and prices, as to the impact that each form of support discussed above will have on its earnings for the quarter ending December 31, 2007.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	Exhibit No.	Subject Matter

	99.1	Press Release of Legg Mason, Inc. dated December 28, 2007

	99.2	Schedule of Expected Earnings Impact of Liquidity Fund Support

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: December 28, 2007	By:	/s/ Thomas P. Lemke
Thomas P. Lemke
Senior Vice President and General Counsel

LEGG MASON, INC.

EXHIBIT INDEX

Exhibit No.	Subject Matter

99.1	Press Release of Legg Mason, Inc. dated December 28, 2007

99.2	Schedule of Expected Earnings Impact of Liquidity Fund Support

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